September 15, 2003


Mr. Stephan Godevais
3903 Benedict Lane
Austin, TX 78746

Reference:  Your original employment offer dated May 1, 2001

Dear Stephan:

     The Board of Directors is pleased to amend the initial employment terms with you in your capacity as Chairman of the Board of Directors, Chief Executive Officer and President of Valence Technology, Inc. (the "Company"). This letter outlines the terms of our amended employment agreement. If it is agreeable to you, please so indicate by executing a copy of this letter in the space provided for below, and returning it to the undersigned. The key terms are as follows:

1. Capacity and Duties. You shall serve the Company as its Chairman of the Board of Directors, Chief Executive Officer and President and shall report directly to the Board of Directors of the Company (the "Board of Directors"). Subject to the direction and control of the Board of Directors, you shall have the full authority and responsibility to operate and manage, on a day to day basis, the business and affairs of the Company, and shall perform such other duties and responsibilities as are currently prescribed by the Bylaws of the Company and which are customarily vested in the office of the chairman of the board of directors, chief executive officer and president of a corporation. You shall devote your business time, energy and efforts faithfully and diligently to promote the Company's interests. The foregoing shall not preclude you from engaging in appropriate professional, educational, civic, charitable or religious activities or from devoting a reasonable amount of time to private investments, provided that such activities do not interfere or conflict with your duties to the Company. Except for routine travel incident to the business of the Company, you shall perform your duties and obligations under this Agreement from an office provided by the Company in Austin, Texas.

2. Nomination to the Board of Directors. The Company agrees to nominate you to the Board of Directors for all periods during which you serve as Chief Executive Officer and President of the Company and to use its best efforts to cause the shareholders to cast their votes in favor of your continued election to the Board. You agree to resign from the Board of Directors of the Company and each of its subsidiaries at such time as you no longer serve the Company as its Chairman of the Board of Directors, Chief Executive Officer and President.

3. Compensation. During the term of your employment with the Company, your salary shall be at an annualized rate of five hundred thousand dollars ($500,000). Commencing on January 1, 2004, and on each anniversary thereafter (each, an "Adjustment Date"), or from time to time at the sole discretion of the Board of Directors, your salary shall be reviewed by the Board of Directors and may be increased, but may never be decreased, in the sole discretion of the Board of Directors. The Company may deduct from your salary amounts sufficient to cover applicable federal, state and/or local income tax withholdings and any other amounts, which the Company is required to withhold by applicable law. In the event you or the Company terminates your employment, for any reason, you will earn the base salary prorated to the date of termination.



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4. Stock Options. You have been granted stock options under the Company's stock incentive programs. In the event of a Change of Control in the Company, termination without Good Cause or resignation with Good Reason (each as defined below), all options granted prior to the effective date of the transaction shall immediately vest and become exercisable on the date of such Change of Control.

5. Benefits. During the term of your employment, if and to the extent eligible you shall be entitled to participate in all operative executive officer benefit and welfare plans of the Company then in effect ("Company Benefit Plans"), including, to the extent then in effect, group life, medical, disability and other insurance plans, all on the same basis generally applicable to the executives of the Company; provided, however, that nothing contained in this paragraph shall, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing or otherwise terminating, any Company Benefit Plan at any time effective upon notification to you.

6. Payments on Change in Control or Termination for Other than Good Cause or Resignation for Good Reason.

          6.1 If during the twenty four (24) months commencing on the Acceptance Date of this amended agreement, there occurs a Change in Control (as defined in Section 6.3 below) of the Company, the Company terminates your employment for other than Good Cause (as defined in Section 6.2 below), or you resign for Good Reason (as defined in Section 6.4 below), the Company shall (a) pay to you, on the fifth day following the date on which the Change of Control, termination or resignation occurs (which for purposes of this Section 6, shall be the Termination Date), a lump sum payment of an amount equal to five hundred thousand dollars ($500,000) and (b) provide you with continued group health insurance coverage for one (1) year following the termination date, on the same terms as during your employment, provided that the Company's carrier allows for such coverage continuation. In the event the Company's carrier does not allow such coverage continuation, the Company will pay the monthly premium for group health benefits for a period of twelve (12) months, provided that you elect to continue such benefits and remain eligible to receive the benefits in accordance with the applicable provisions of COBRA. If your health insurance coverage included your dependents immediately prior to the Termination Date, such dependents shall also be covered at the Company's expense. In the event a Change in Control, a termination for other than Good Cause or you resign for Good Reason or otherwise following such twenty four (24) month period, you shall be entitled to receive only your base salary then in effect, prorated to the date of termination, and any benefits and expense reimbursement to which you are entitled by virtue of your employment with the Company and indemnification for acts and decisions made while in your role as Chairman of the Board of Directors, Chief Executive Officer and President to the Company.

          6.2 For purposes of the Agreement, "Good Cause" shall mean and include termination by reason of (a) your conviction (including any plea of guilty or no contest) of (i) any felony or misdemeanor involving the embezzlement, theft or misappropriation of monies or other property of the Company and (ii) any felony involving the embezzlement, theft or misappropriation of monies or other property or crime of moral turpitude; (b) your willful and continued neglect by you of your duties as Chairman of the Board of Directors, Chief Executive Officer and President, but only if such neglect continues for 30 days following receipt by you of written notice from the Company specifying such breach and demanding that you cure such breach, and (c) your willful failure to abide by the Company's policies applicable to your employment. Any determination of existence of "Good Cause" for purposes of this Agreement may be made only by the good faith action of a majority of the Board (not including you if you are a Director) after a reasonable opportunity for you and your counsel to appear before the Board. In the event your employment is terminated in accordance for "Good Cause," you shall be entitled to receive only your base salary then in effect, prorated to the date of termination, and any benefits and expense reimbursement to which you are entitled by virtue of


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your employment with the Company and indemnification for acts and decisions made while in your role as Chairman of the Board of Directors, Chief Executive
Officer and President of the Company.

          6.3 For purposes of this Agreement, "Change in Control" of the Company shall be deemed to have occurred if (a) there shall be consummated (i) any consolidation or merger of the Company into or with another Person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act,")), if the shareholders of the Company immediately prior to such consolidation or merger (collectively, the "Company Shareholders") own less that 50% of the voting control of the surviving corporation immediately after the merger or consolidation, or (ii) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (b) any Person other than Carl Berg or any entity owned or affiliated with him shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of voting securities of the Company representing more than fifty percent (50%) of the voting control of the Company, (c) a liquidation of the Company.

          6.4 Voluntary Resignation for Good Reason. You may voluntarily resign your position with the Company for Good Reason, at any time, on thirty (30) days advance written notice. You will be deemed to have resigned for "Good Reason" if you resign following any of the circumstances: (a) the Company relocates your principal work location from Austin, Texas without your agreement (b) the Company assigns to you any duties inconsistent with your position as Chairman of the Board, Chief Executive Officer and President of the Company, or substantially diminishes your status, responsibilities or organizational position (c) your Base Salary is reduced more than ten percent (10%) (d) the Company (i) fails to continue in effect at a level at least equal to the compensation or benefits (or formulas therefore) in effect immediately prior to a Change of Control (as defined in Paragraph 6.3), (ii) any compensation plan in which you participated prior to the Change of Control, including, but not limited to, the Company's incentive compensation plans or benefits which has the effect of substantially diminishing the level of your overall benefits received under the Agreement, unless an equitable arrangement has been made with respect to such compensation plan or benefits that you have approved (e) a Change of Control (as defined in Paragraph 6.3) occurs (f) you are involuntarily removed from the Company's Board of Directors or the stockholders of the Company vote to remove you from the Company's Board in any vote taken for that purpose (except where you have been terminated for "Good Cause" as defined in Paragraph 6.2) or (g) the Company has breached a material provision of the Agreement that has not been cured within thirty (30) days of written notice from you to the Company.

7. Business Expenses. You will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of your duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company's policies.

8. Dispute Resolution. All disputes arising in connection with your employment shall be settled by arbitration in the county in which the principal executive offices of the Company is located at the time the dispute arises. The Company and you will execute a separate arbitration agreement in customary form evidencing such agreement.

9. Miscellaneous. Because of the nature of the Company's business, you executed a Confidentiality Agreement in the Company's standard form as a condition of your employment with the Company. The Agreement may be modified by the Company from time to time, and as a condition of continued employment you agree to execute any amended Agreement. Except as may be otherwise set forth herein, your employment with the Company will be on an at-will basis, meaning that either you or the Company may terminate the employment at any time, with or without notice, and with or without Good Cause. No employee of the Company may alter your status as an at-will employee.


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     To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to the Board. A duplicate original is enclosed for your records. This letter sets forth the terms of your employment with the Company as of this date and supersedes any prior representations or agreements whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Board of Directors of the Company and by you.

     Stephan, you have been a wonderful addition to our executive management team. We are looking forward to continue working with you as Chairman of the Board of Directors, Chief Executive Officer and President of Valence Technology, Inc.


Sincerely,


/s/ Carl Berg               /s/ Bert Roberts            /s/ Al Shugart
-------------------         -------------------         -------------------
Carl Berg                    Bert Roberts                Al Shugart






ACCEPTED AND AGREED TO:


/s/ Stephan B. Godevais                                  9/15/03
---------------------------                       ---------------------------
Stephan B. Godevais                                Date: September 15, 2003